Exhibit 99

Colgate Announces Strong 2nd Quarter Results

Worldwide Net Sales Up 9.5%, Diluted EPS Up 8%

NEW YORK--(BUSINESS WIRE)--July 28, 2011--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $4,185 million in second quarter 2011, an increase of 9.5% versus second quarter 2010. Global unit volume grew 3.0%, pricing increased 0.5% and foreign exchange was positive 6.0%. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 3.5%.

Net income increased 3% to $622 million in second quarter 2011 and Diluted earnings per share increased 8% to $1.26. Net income and Diluted earnings per share in second quarter 2010 were $603 million and $1.17, respectively.

Gross profit margin was 57.4%, down 140 basis points versus the year ago quarter, as higher material costs more than offset benefits from cost savings from the Company’s funding-the-growth initiatives.

Selling, general and administrative expenses increased by 10 basis points to 34.0% of net sales in second quarter 2011 from 33.9% in second quarter 2010, as worldwide advertising spending increased 11% versus the year ago quarter to $438 million. Advertising as a percent to sales was 10.5%, up 10 basis points versus second quarter 2010.

Operating profit increased 2% to $968 million in second quarter 2011 compared to $948 million in second quarter 2010.

Net cash provided by operations year to date was $1,154 million versus $1,302 million in the comparable 2010 period. Working capital as a percentage of Net sales was 2.5%, an increase of 60 basis points versus the year ago period. The increase was primarily due to higher accounts receivable in the quarter and higher inventory coverage due to timing of new product launches.

As previously announced, as part of its strategy to focus on its higher-margin oral care, personal care and pet nutrition businesses, on June 20, 2011 Colgate completed the purchase of the Sanex personal care brand from Unilever PLC for €672 million ($960 million). Sanex is a premium-priced personal care brand with a distinct positioning around healthy skin and strong market share positions in Europe.

Also as previously announced, in connection with the Sanex acquisition, Colgate agreed to sell its laundry detergent brands in Colombia to Unilever for approximately $215 million resulting in an aftertax gain of approximately $130 million. The detergent sale recently received regulatory approval and is expected to close on or about July 29, 2011. The Company now expects that this gain will be fully offset in the second half of 2011 as a result of the implementation of various business realignment and other cost-saving initiatives, further driving improvements in effectiveness and efficiency globally.

Ian Cook, Chairman, President and Chief Executive Officer commented, “We are pleased with our solid top and bottom line growth this quarter with worldwide net sales, operating profit, net income and diluted earnings per share all increasing versus year ago, despite very sharp increases in material costs, an intense competitive environment globally and challenging macroeconomic conditions, particularly in developed markets.

“Pleasingly, organic sales worldwide grew 3.5% during the quarter, driven by unit volume increases across all operating divisions and a return to positive pricing on a global basis.

“Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 44.6% year to date, up 0.4 share points versus year ago. Our global leadership in manual toothbrushes also strengthened during the quarter with Colgate’s global market share in that category reaching 31.9% year to date, up 0.7 share points versus year ago.

“Advertising spending increased both absolutely and as a percent to sales versus the year ago quarter, and we continue to plan for higher levels of spending in the second half of the year versus the first, in support of a very full pipeline of new products.

“Reflecting the significantly higher cost environment, we continue to expect gross profit margin for the year to decline between 80 and 100 basis points versus 2010. We continue to be sharply focused on our aggressive funding-the-growth initiatives and anticipate that the benefits from those programs combined with our strategic worldwide pricing efforts will help us achieve our profit target of mid-single digit earnings per share growth for the year, excluding the previously disclosed charge relating to the transition to hyperinflationary accounting in Venezuela in first quarter 2010.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on second quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (18% of Company Sales)

North America Net sales declined 3.0% in the second quarter. Unit volume increased 0.5% with 4.5% lower pricing and 1.0% positive foreign exchange. Organic sales declined 4.0% during the quarter.

Operating profit in North America decreased 15% in the second quarter of 2011 to $194 million, or 26.1% of Net sales. This decrease was driven by a decrease in Gross profit as a percentage of Net sales, and an increase in Selling, general and administrative expenses as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was due to higher raw and packaging material costs, reflecting global commodity cost increases, and increased promotional investments reflected in the net selling price decreases noted above. The increase in Selling, general and administrative expenses as a percentage of Net sales was driven by higher advertising expenses as a percentage of Net sales.

In the U.S., new product launches including Colgate Sensitive Multi Protection and Colgate Max Clean SmartFoam toothpastes and the relaunch of Colgate Total toothpaste are strengthening Colgate’s leadership in toothpaste, with its share of that market reaching 36.0% year to date, up 0.6 share points versus year ago. Colgate’s strength in manual toothbrushes also continued, driven by the success of Colgate 360° Surround, Colgate 360° ActiFlex, Colgate Total and Colgate Extra Clean manual toothbrushes.

Successful new products in the U.S. in other categories include Softsoap brand Body Butter Strawberry Smoother body wash and Palmolive Soft Touch with Vitamin E dish liquid.

Looking ahead in the U.S., an array of new product introductions are planned for the balance of the year with strong advertising supporting them and other recent new product launches. Third quarter launches include Colgate Optic White toothpaste and manual toothbrush, Palmolive Pomegranate dish liquid, Softsoap brand Eucalyptus and Aloe liquid hand soap and a new line of Softsoap brand bar soaps.

Latin America (29% of Company Sales)

Latin America Net sales rose 17.0% during the quarter with unit volume increasing 4.0%. Volume gains were led by Brazil, Mexico and Colombia. Higher pricing added 6.5% and foreign exchange was positive 6.5%. Organic sales for Latin America increased 10.5% during the quarter.

Operating profit in Latin America increased 19% in the second quarter of 2011 to $360 million, or 29.2% of Net sales. This increase was due to an increase in Gross profit as a percentage of Net sales, partially offset by an increase in Selling, general and administrative expenses as a percentage of Net sales. The increase in Gross profit as a percentage of Net sales was driven by higher pricing and cost savings from the Company’s funding-the-growth initiatives, partially offset by higher raw and packaging material costs reflecting global commodity cost increases. The increase in Selling, general and administrative expenses as a percentage of Net sales was primarily due to higher advertising investment supporting volume growth and increased logistics and overhead expenses.

Colgate’s strong leadership in oral care throughout Latin America continues, with toothpaste market share gains led by Venezuela, Central America and Chile. Strong sales of Colgate Sensitive Pro-Relief, Colgate Sensitive Pro-Relief Whitening, Colgate Total and Colgate Triple Action toothpastes contributed to growth throughout the region. Colgate strengthened its leadership of the manual toothbrush market throughout the region, driven by strong sales of Colgate 360° Surround, Colgate Twister, Colgate Triple Action and Colgate Zig Zag manual toothbrushes. In mouthwash, Colgate’s market share is at a record high with gains driven by Colgate Plax Whitening Tartar Control and Colgate Plax Complete Care mouthwashes.

Products in other categories contributing to market share gains included Palmolive Naturals Relaxing Softness Cream and Lavender and Protex Advanced Clean bar soaps, and Lady Speed Stick Stainguard and Speed Stick Sensitive Power deodorants.

Europe/South Pacific (20% of Company Sales)

Europe/South Pacific Net sales increased 11.5% during the quarter. Unit volume increased 0.5% with 2.5% lower pricing and 13.5% positive foreign exchange. Volume gains led by the United Kingdom and Denmark were partially offset by volume declines in the GABA business and France. Organic sales for Europe/South Pacific declined 2.0%.

Operating profit in Europe/South Pacific decreased 8% in the second quarter of 2011 to $170 million, or 19.8% of Net sales. This decrease was due to a decrease in Gross profit as a percentage of Net sales and an increase in Selling, general and administrative expenses as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was due to higher raw and packaging material costs reflecting global commodity cost increases, which were partially offset by cost savings from the Company’s funding-the-growth initiatives. Selling, general and administrative expenses as a percentage of Net sales increased due to higher advertising investments and logistics and overhead expenses.

Colgate strengthened its oral care leadership in the Europe/South Pacific region with toothpaste share gains led by France, Italy, Greece, Spain, Denmark and Poland. Successful premium products driving share gains include Colgate Sensitive Pro-Relief Whitening, elmex Sensitive Professional, Colgate Max White One and Colgate Max Fresh Night toothpastes. In the manual toothbrush category, Colgate 360° Surround and Meridol Halitosis toothbrushes contributed to share gains in key countries throughout the region.

Recent premium innovations contributing to strength in other product categories include Colgate Max Sonic Power battery powered toothbrush, a new line of Palmolive shower gels and liquid hand soaps containing Mediterranean inspired fragrances and ingredients, and the relaunch of Palmolive Aromatherapy and Thermal Spa shower gels with multi-sensory textures.

Greater Asia/Africa (20% of Company Sales)

Greater Asia/Africa Net sales and unit volume increased 12.0% and 6.5%, respectively, during the quarter. Volume gains were led by the Greater China region, India and Malaysia. Pricing was level with the year ago quarter and foreign exchange was positive 5.5%. Organic sales for Greater Asia/Africa increased 6.5%.

While Operating profit in Greater Asia/Africa increased 5% in the second quarter of 2011 to $199 million driven by strong sales growth, it decreased as a percentage of Net sales to 24.4%. This decrease in Operating profit as a percentage of Net sales was due to a decrease in Gross profit as a percentage to Net sales, which was partially offset by a decrease in Selling, general and administrative expenses as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was due to higher raw and packaging material costs reflecting global commodity cost increases, partially offset by cost savings from the Company’s funding-the-growth initiatives. Selling, general and administrative expenses as a percentage of Net sales decreased due to lower advertising expense in line with the timing of new product launches, planned for the later part of the year.

Colgate continued its toothpaste leadership in Greater Asia, driven by market share gains in Thailand, Malaysia and Turkey. Successful new products including Colgate Sensitive Pro-Relief and Colgate Sensitive Pro-Relief Whitening toothpastes and the relaunch of Colgate Total toothpaste contributed to growth throughout the region.

Successful products contributing to growth in other categories in the region include Colgate 360° Surround and Colgate Massager manual toothbrushes, Colgate Plax Sensitive and Colgate Plax Complete Care mouthwashes, Palmolive Naturals Black Orchid and Palmolive Thermal Spa shower gels, and Lady Speed Stick and Mennen Speed Stick Waterproof deodorants.

Hill’s (13% of Company Sales)

Hill’s Net sales grew 9.5% during the quarter. Unit volume increased 2.0%, pricing increased 1.5% and foreign exchange was positive 6.0%. Volume gains led by Russia, Canada, Brazil and Australia were partially offset by volume declines in France and the U.S. Hill’s organic sales increased 3.5% during the quarter.

While Hill’s Operating profit increased 5% in the second quarter of 2011 to $140 million, it decreased as a percentage of Net sales to 26.1%. This decrease in Operating profit as a percentage of Net sales was due to a decrease in Gross profit as a percentage of Net sales, partially offset by a decrease in Selling, general and administrative expenses as a percentage of Net sales. The decrease in Gross profit as a percentage of Net sales was due to higher raw and packaging material costs and increased manufacturing overheads due to increased investments in capacity, partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing. Selling, general and administrative expenses decreased as a percentage of Net sales due to lower advertising expenses as a percentage of Net sales.

Recent new product introductions contributing to sales in the U.S. include Science Diet Ideal Balance Canine, which combines natural ingredients with the power of advanced nutrition in one balanced package, Science Diet Savory Stew Canine, Science Diet Age Defying Feline and the relaunch of Prescription Diet c/d Multicare Feline Bladder Health with improved efficacy and taste.

New pet food products contributing to international sales include Science Diet Senior Advanced (15 years plus) Canine and Feline, Science Diet Sterilized Cat and the relaunch of Prescription Diet c/d Multicare Feline Bladder Health with improved efficacy and taste.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com. To learn more about Colgate’s global oral health education program, Bright Smiles, Bright Futures™, please visit http://www.colgatebsbf.com. CL-E

Substantially all market share data included in this press release is compiled from data as measured by ACNielsen.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or unit volume growth, organic sales growth, profit or profit margin growth, earnings growth, financial goals, the impact of currency devaluations or exchange controls in Venezuela, cost-reduction plans, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

To supplement Colgate’s condensed income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Operating profit, operating profit margin, effective tax rate, net income and earnings per share are discussed both as reported (on a GAAP basis) and excluding the impact of the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. Management believes these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period-over-period comparisons of such operations. See “Non-GAAP Reconciliation” for the six months ended June 30, 2011 and 2010 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis, Percentage Changes – Second Quarter 2011 vs. 2010” for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows For the Six Months Ended June 30, 2011 and 2010” for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for second quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statements

For the Three Months Ended June 30, 2011 and 2010

(in Millions Except Per Share Amounts) (Unaudited)

	2011	2010

Net sales	$4,185	$3,814

Cost of sales	1,781	1,572

Gross profit	2,404	2,242

Gross profit margin	57.4%	58.8%

Selling, general and administrative expenses	1,421	1,292

Other (income) expense, net	15	2

Operating profit	968	948

Operating profit margin	23.1%	24.9%

Interest expense, net	11	14

Income before income taxes	957	934

Provision for income taxes	311	304

Effective tax rate	32.5%	32.5%

Net income including noncontrolling interests	646	630

Less: Net income attributable to noncontrolling interests	24	27

Net income attributable to Colgate-Palmolive Company	$622	$603

Earnings per common share
Basic	$1.27	$1.21
Diluted	$1.26	$1.17

Average common shares outstanding
Basic	489.5	490.1
Diluted	493.3	514.7

Table 2

Colgate-Palmolive Company

Consolidated Income Statements

For the Six Months Ended June 30, 2011 and 2010

(in Millions Except Per Share Amounts) (Unaudited)

	2011	2010

Net sales	$8,179	$7,643

Cost of sales	3,444	3,133

Gross profit	4,735	4,510

Gross profit margin	57.9%	59.0%

Selling, general and administrative expenses	2,825	2,647

Other (income) expense, net	27	237

Operating profit	1,883	1,626

Operating profit margin	23.0%	21.3%

Interest expense, net	27	30

Income before income taxes	1,856	1,596

Provision for income taxes	603	579

Effective tax rate	32.5%	36.3%

Net income including noncontrolling interests	1,253	1,017

Less: Net income attributable to noncontrolling interests	55	57

Net income attributable to Colgate-Palmolive Company	$1,198	$960

Earnings per common share
Basic	$2.44	$1.92
Diluted	$2.42	$1.86

Average common shares outstanding
Basic	491.5	491.9
Diluted	494.9	516.7

Table 3

Colgate-Palmolive Company

Non-GAAP Reconciliation

For the Six Months Ended June 30, 2011 and 2010

(in Millions Except Per Share Amounts) (Unaudited)

	2011	2010
	As Reported	As Reported [1]	Venezuela Hyperinflationary [2]	As Adjusted Non-GAAP [1]

Other (income) expense, net	$27	$237	$271	$(34)

Operating profit	1,883	1,626	(271)	1,897

Operating profit margin	23.0%	21.3%		24.8%

Income before income taxes	1,856	1,596	(271)	1,867

Effective tax rate	32.5%	36.3%		31.0%

Net income including noncontrolling interests	1,253	1,017	(271)	1,288

Net income attributable to Colgate-Palmolive Company	$1,198	$960	$(271)	$1,231

Earnings per common share [3]
Basic	$2.44	$1.92	$(0.55)	$2.47
Diluted	$2.42	$1.86	$(0.52)	$2.38

[1]

Includes a $46 pretax ($59 aftertax, $0.11 diluted earnings per share) gain related to the remeasurement of the Venezuelan balance sheet and lower taxes on accrued but unpaid remittances resulting from the currency devaluation in January 2010.

[2]

Represents the one-time charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010. This amount primarily represents the premium paid to acquire U.S. dollar-denominated cash and bonds. Prior to January 1, 2010, these assets had been remeasured at the parallel market rate and then translated for financial reporting purposes at the official rate of 2.15.

[3]	The impact of Non-GAAP adjustments on the basic and diluted earnings per share may not necessarily equal the difference between "As Reported" and "As Adjusted Non-GAAP" as a result of rounding.

Table 4

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of June 30, 2011, December 31, 2010 and June 30, 2010

(Dollars in Millions) (Unaudited)

	June 30,	December 31,	June 30,
	2011	2010	2010

Cash and cash equivalents	$739	$490	$555
Receivables, net	1,819	1,610	1,594
Inventories	1,417	1,222	1,246
Other current assets	495	408	416
Property, plant and equipment, net	3,831	3,693	3,410
Other assets, including goodwill and intangibles	4,943	3,749	3,365
Total assets	$13,244	$11,172	$10,586

Total debt	5,011	3,424	3,373
Other current liabilities	3,258	3,119	2,913
Other non-current liabilities	1,831	1,812	1,496
Total liabilities	10,100	8,355	7,782
Total Colgate-Palmolive Company shareholders' equity	2,969	2,675	2,632
Noncontrolling interests	175	142	172
Total liabilities and shareholders’ equity	$13,244	$11,172	$10,586

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$4,219	$2,860	$2,764
Working capital % of sales	2.5%	0.3%	1.9%

*	Marketable securities of $53, $74 and $54 as of June 30, 2011, December 31, 2010 and June 30, 2010, respectively, are included in Other current assets.

Table 5

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2011 and 2010

(Dollars in Millions) (Unaudited)

	Six Months Ended
	June 30,
	2011	2010

Operating Activities
Net income including noncontrolling interests	$1,253	$1,017
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	202	185
Venezuela hyperinflationary transition charge	-	271
Stock-based compensation expense	56	60
Deferred income taxes	46	55
Cash effects of changes in:
Receivables	(153)	(35)
Inventories	(148)	(85)
Accounts payable and other accruals	(50)	(206)
Other non-current assets and liabilities	(52)	40
Net cash provided by operations	1,154	1,302

Investing Activities
Capital expenditures	(225)	(204)
Purchases of marketable securities and investments	(80)	(13)
Proceeds from marketable securities and investments	171	-
Payment for acquisitions, net of cash acquired	(960)	-
Other	(17)	2
Net cash used in investing activities	(1,111)	(215)

Financing Activities
Principal payments on debt	(1,869)	(2,514)
Proceeds from issuance of debt	3,433	2,757
Dividends paid	(568)	(520)
Purchases of treasury shares	(1,017)	(978)
Proceeds from exercise of stock options and excess tax benefits	220	141
Net cash provided by (used in) financing activities	199	(1,114)

Effect of exchange rate changes on Cash and cash equivalents	7	(18)
Net increase (decrease) in Cash and cash equivalents	249	(45)
Cash and cash equivalents at beginning of period	490	600
Cash and cash equivalents at end of period	$739	$555

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$1,154	$1,302
Less: Capital expenditures	(225)	(204)
Free cash flow before dividends	$929	$1,098

Income taxes paid	$513	$621

Table 6

Segment Information

For the Three and Six Months Ended June 30, 2011 and 2010

(Dollars in Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales
Oral, Personal and Home Care

North America	$744	$768	$1,462	$1,521
Latin America	1,231	1,055	2,328	2,061
Europe/South Pacific	857	770	1,689	1,594
Greater Asia/Africa	816	730	1,629	1,460

Total Oral, Personal and Home Care	3,648	3,323	7,108	6,636

Pet Nutrition	537	491	1,071	1,007

Total Net sales	$4,185	$3,814	$8,179	$7,643

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating profit
Oral, Personal and Home Care

North America	$194	$227	$386	$444
Latin America [1]	360	303	686	643
Europe/South Pacific	170	184	355	375
Greater Asia/Africa	199	189	402	378

Total Oral, Personal and Home Care	923	903	1,829	1,840

Pet Nutrition	140	134	281	275
Corporate [2]	(95)	(89)	(227)	(489)

Total Operating profit	$968	$948	$1,883	$1,626

Note:	The Company evaluates segment performance based on several factors, including Operating profit.
The Company uses Operating profit as a measure of the operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes.

[1]	Latin America Operating profit for the six months ended June 30, 2010 includes a $46 pretax gain resulting from the currency devaluation in Venezuela on January 8, 2010.

[2]	Corporate operations include stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets. In 2010, Corporate Operating profit also includes a one-time $271 charge related to the transition to hyperinflationary accounting in Venezuela as of January 1, 2010.

Table 7
Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - Second Quarter 2011 vs 2010

June 30, 2011

(Unaudited)

			COMPONENTS OF SALES CHANGE					COMPONENTS OF SALES CHANGE
			SECOND QUARTER					SIX MONTHS

				Pricing					Pricing
	2nd Qtr			Coupons		6 Months			Coupons
	Sales	2nd Qtr		Consumer &		Sales	6 Months		Consumer &
	Change	Organic		Trade		Change	Organic		Trade
Region	As Reported	Sales Change	Volume	Incentives	Exchange	As Reported	Sales Change	Volume	Incentives	Exchange

Total Company	9.5%	3.5%	3.0%	0.5%	6.0%	7.0%	2.5%	2.5%	0.0%	4.5%

Europe/South Pacific	11.5%	(2.0%)	0.5%	(2.5%)	13.5%	6.0%	(2.0%)	0.5%	(2.5%)	8.0%

Latin America	17.0%	10.5%	4.0%	6.5%	6.5%	13.0%	7.5%	2.0%	5.5%	5.5%

Greater Asia/Africa	12.0%	6.5%	6.5%	0.0%	5.5%	11.5%	7.0%	7.5%	(0.5%)	4.5%

Total International	13.5%	5.5%	3.5%	2.0%	8.0%	10.5%	4.5%	3.0%	1.5%	6.0%

North America	(3.0%)	(4.0%)	0.5%	(4.5%)	1.0%	(4.0%)	(4.5%)	0.0%	(4.5%)	0.5%

Total CP Products	10.0%	3.5%	3.0%	0.5%	6.5%	7.0%	2.5%	2.5%	0.0%	4.5%

Hill's	9.5%	3.5%	2.0%	1.5%	6.0%	6.5%	2.5%	2.5%	0.0%	4.0%

Emerging Markets (1)	15.0%	9.0%	5.5%	3.5%	6.0%	12.5%	7.0%	4.5%	2.5%	5.5%

Developed Markets	4.5%	(2.0%)	0.5%	(2.5%)	6.5%	2.0%	(2.0%)	0.5%	(2.5%)	4.0%

(1) Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291